Exhibit 15.3

12 York Gate Regents Park London NW1 4QS United Kingdom

Board of Directors	Direct contact no. +44 (0)20 7544 8805
Lumenis Ltd.	Contact name: Mark Hart
P.O. Box 240
Yokneam 20692
Israel

29 June 2009

Dear Sirs

LUMENIS (UK) LIMITED
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement (333-148460) on Form S-8 of Lumenis Limited, of our report dated 25 June 2008 with respect to the balance sheet of Lumenis (UK) Limited as of 31 December 2007 and the related profit and loss account, for both of the years in the two-year period ended 31 December 2007, which report appears in the annual report on Form 20-F of Lumenis Limited for the year ended 31 December 2008.

Yours faithfully

/s/ Blick Rothenberg